Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

On August 16, 2019, PolyOne Corporation (PolyOne, the Company or we) entered into an agreement to sell its Performance Products and Solutions business segment (the “PP&S Business”) to SK Echo Group S.à r.l., a société à responsabilité limitée governed by the laws of Luxembourg (“Purchaser”). On October 25, 2019, we completed the divestment of the PP&S Business pursuant to the agreement for a purchase price of $775.0 million, subject to a working capital adjustment.

The following unaudited pro forma condensed combined statements of income are based upon the historical consolidated financial statements of PolyOne, adjusted to reflect the divestment of the PP&S Business. The unaudited pro forma condensed combined statements of income should be read in conjunction with the historical financial statements of the Company and the related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018 (2018 10-K). The unaudited pro forma condensed combined statements of income for the years ended December 31, 2018, 2017 and 2016, respectively, give effect to the divestment as if it had occurred at the beginning of each period presented. The pro forma adjustments, described in Note 2, are based on the best available information and certain assumptions that the Company’s management believes to be reasonable. Refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 for the condensed consolidated statements of income for the nine months ended September 30, 2019 and the balance sheet as of September 30, 2019 that reflected the PP&S Business as a discontinued operation.

The unaudited pro forma condensed combined statements of income are provided for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that would have occurred had the divestment of the PP&S Business closed on the dates indicated. The adjustments and pro forma balances presented may be impacted by rounding. The unaudited pro forma condensed combined statements of income also should not be considered indicative of the Corporation’s future financial condition or results of operations.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2018
(In millions, except per share data)

	Reported	Pro Forma Adjustments	Note 2 References	Pro Forma
Sales	$3,533.4	$(652.4)	(a)	$2,881.0
Cost of sales	2,788.5	(532.3)	(a)	2,256.2
Gross margin	744.9	(120.1)		624.8
Selling and administrative expense	471.2	(25.0)	(a)	446.2
Operating income	273.7	(95.1)		178.6
Interest expense, net	(62.8)	—		(62.8)
Debt extinguishment costs	(1.1)	—		(1.1)
Other income, net	(12.6)	(0.3)		(12.9)
Income from continuing operations, before income taxes	197.2	(95.4)		101.8
Income tax expense	(36.4)	24.2	(b)	(12.2)
Income from continuing operations	160.8	(71.2)		89.6
Net loss attributable to noncontrolling interests	0.3	—		0.3
Net income from continuing operations attributable to PolyOne common shareholders	$161.1	$(71.2)		$89.9

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$2.02	$(0.89)		$1.13
Diluted	$2.00	$(0.89)		$1.12

Weighted-average number of common shares outstanding:
Basic	79.7	79.7		79.7
Diluted	80.4	80.4		80.4

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2017
(In millions, except per share data)

	Reported	Pro Forma Adjustments	Note 2 References	Pro Forma
Sales	$3,229.9	$(639.6)	(a)	$2,590.3
Cost of sales	2,511.0	(517.1)	(a)	1,993.9
Gross margin	718.9	(122.5)		596.4
Selling and administrative expense	446.1	(22.8)	(a)	423.3
Operating income	272.8	(99.7)		173.1
Interest expense, net	(60.8)	—		(60.8)
Debt extinguishment costs	(0.3)	—		(0.3)
Other expense, net	0.6	(0.7)		(0.1)
Income from continuing operations, before income taxes	212.3	(100.4)		111.9
Income tax expense	(38.7)	36.2	(b)	(2.5)
Income from continuing operations	173.6	(64.2)		109.4
Net income attributable to noncontrolling interests	(0.1)	—		(0.1)
Net income from continuing operations attributable to PolyOne common shareholders	$173.5	$(64.2)		$109.3

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$2.13	$(0.79)		$1.34
Diluted	$2.11	$(0.78)		$1.33

Weighted-average number of common shares outstanding:
Basic	81.5	81.5		81.5
Diluted	82.1	82.1		82.1

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2016
(In millions, except per share data)

	Reported	Pro Forma Adjustments	Note 2 References	Pro Forma
Sales	$2,938.6	$(589.2)	(a)	$2,349.4
Cost of sales	2,262.2	(469.0)	(a)	1,793.2
Gross margin	676.4	(120.2)		556.2
Selling and administrative expense	408.7	(22.9)	(a)	385.8
Operating income	267.7	(97.3)		170.4
Interest expense, net	(59.7)	—		(59.7)
Debt extinguishment costs	(0.4)	—		(0.4)
Other expense, net	19.0	0.3		19.3
Income from continuing operations, before income taxes	226.6	(97.0)		129.6
Income tax expense	(60.4)	35.2	(b)	(25.2)
Income from continuing operations	166.2	(61.8)		104.4
Net loss attributable to noncontrolling interests	0.2	—		0.2
Net income from continuing operations attributable to PolyOne common shareholders	$166.4	$(61.8)		$104.6

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$1.98	$(0.74)		$1.25
Diluted	$1.96	$(0.73)		$1.23

Weighted-average number of common shares outstanding:
Basic	83.9	83.9		83.9
Diluted	84.6	84.6		84.6

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Notes to Unaudited Pro Forma Condensed Combined Statements of income

Note 1: Basis of Presentation
The unaudited pro forma condensed combined statements of income are based on the historical financial information of PolyOne adjusted to give effect to the divestment of the PP&S Business.

The unaudited pro forma condensed combined statements of income for the years ended December 31, 2018, 2017 and 2016, respectively, give effect to the divestment as if it had occurred at the beginning of each period presented. The unaudited pro forma condensed combined statements of income are based upon available information and assumptions that the Company believes are reasonable under the circumstances and are prepared to illustrate the estimated effects of the divestment.

Note 2: Pro Forma Adjustments
The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of income:

(a) Reflects the pro forma adjustments to eliminate the revenues and expenses that are directly attributable to the PP&S Business and will not continue after the completion of the divestment.

(b) Reflects the income tax effect of the pro-forma adjustments based on the historical blended federal and state statutory tax rates of 25.4%, 36.1%, and 36.3% for 2018, 2017, and 2016, respectively.